Exhibit 4.9

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (“Agreement”) is made this ___ day of January, 2008, by and between MetaSwarm, Inc., a Florida corporation (the “Grantor”), and AIS Funding, LLC, a Delaware limited liability company (the “Grantee”).

            WHEREAS, Grantor is the owner of the inventions and the patent applications defining same as listed on the attached Schedule A (collectively the “Applications”);

            WHEREAS, Grantee has extended a loan to Grantor pursuant to the terms and conditions of that certain Securities Purchase and Security Agreement dated the date hereof, between Grantor and Grantee (the “Security Agreement”), and the Convertible Promissory Note issued thereunder dated the date hereof (the “Note”) made by Grantor in favor of Grantee;

            WHEREAS, under the Security Agreement, Grantor has granted to Grantee a security interest in certain of its assets (including the Applications) to secure the performance of the obligations of Grantor under the Note and the Security Agreement; and

            WHEREAS, Grantor and Grantee by this instrument seek to confirm and make a record of the grant of a security interest in and assignment of the Applications;

            NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor does hereby acknowledge that it has granted to Grantee a security interest in all of Grantor’s right, title and interest in, to, and under the Applications, and has assigned those Applications to Grantee as follows:

1.            Grantor sells, assigns and transfers to Grantee, its successors, assigns and legal representatives, all hereinafter referred to as the Assignee, Grantor’s entire right, title and interest for the United States and all foreign countries, in and to any and all inventions and designs which are disclosed in patent applications listed on the Invention Schedule attached as Attachment 1hereto, and all non-provisional, divisional, continuing, substitute, renewal, reissue and all other applications for Letters Patent, utility models, industrial designs or similar intellectual property rights which have been or shall be filed in the United States, internationally, and in Japan and any other foreign country on any of said inventions; and in and to all original and reissued patents which have been or shall be issued in the United States, Japan or any other jurisdiction on said inventions, including the right to apply for patent rights in Japan and each other foreign country and all rights to priority;

2.            Grantor, when requested, without charge, at Grantor’s expense, agrees to carry out in good faith the intent and purpose of this assignment, by executing all non-provisional, divisional, continuing, substitute, renewal, reissue, and all other patent, utility model and industrial design applications on any and all said inventions, by executing all rightful oaths, assignments, powers of attorney and other papers, by communicating to said Grantee all facts known to Grantor relating to said inventions and the history thereof, and generally by doing everything reasonably possible which said Grantee shall consider desirable for aiding in securing and maintaining proper protection for said inventions and for vesting title to said inventions and all applications for patents and all patents on said inventions, in said Grantee;

3.            Grantor appoints Grantee its attorney-in-fact to execute, in its name and on its behalf, any and all documents required to effectuate this Assignment, specifically including, but not limited to, those documents specified above and any necessary corrective assignments.

               Grantor also acknowledges and confirms that the rights and remedies of Grantee and Grantor with respect to the security interests in the Applications granted hereby are more fully set forth in the Note and the Security Agreement, the terms and provisions of which are incorporated herein by reference.

This instrument is executed under seal.
METASWARM, INC.

Witnessed by:	By:	/s/ Marvin Shannon
/s/ Celia Rivera		Marvin Shannon
Chairman and Chief Executive Officer
Address: 301 N. Lake Avenue, Suite 810 Pasadena, CA 91101

STATE OF ILLINOISCOMMONWEALTHH OF	CALIFORNIA
COUNTY OF	LOS ANGELES				:

On dEthis	January	18	,	2008	, before me, the undersigned notary public,
Personallyappeared		Marvin Shannon			, proved to me through satisfactory evidence of
identification, which were		Proved by US passport			, to be the person who signed the preceding
or attached document in my presence and swore or affirmed to me that the contents of the document are truthful and accurate to the best of (his) (her) knowledge and belief and acknowledged to me that
(he) (she) signed it voluntarily for its stated purpose.
SEAL		/s/ Pi Ning Cheung
Notary Public
My commission expires:			May 7, 2010

AIS FUNDING, LLC

By:	/s/ Arthur Maxwell
Arthur Maxwell
Manager
Address: 4 Robert Bonazzoli AvenueHudson, Massachusetts 01749

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